Exhibit 99.1

IT Tech Packaging, Inc. Provides Response to Unusual Market Action

BAODING, China, September 11, 2025 /PRNewswire/ -- IT Tech Packaging, Inc. (“IT Tech Packaging”, the “Company”) (NYSE American: ITP) announced today that the Company had become aware of unusual trading activity in its common stock on the NYSE American LLC (the “NYSE American”) on September 8 and September 9, 2025. The Company is issuing this press release pursuant to Section 401(d) of the NYSE American Company Guide. The Company has made inquiries and has been unable to determine whether corrective actions are appropriate at this time. The Company is further announcing that there has been no material development in its business and affairs not previously disclosed or, to its knowledge, any other reason to account for the unusual market action.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: www.itpackaging.cn.

Forward-looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including “will,” “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

For more information, please contact:

At the Company Email:

Email: ir@itpackaging.cn

Tel: +86 0312 8698215